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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 2)

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Revised Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Aptevo Therapeutics Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

APTEVO THERAPEUTICS INC.

2401 4th Avenue, Suite 1050

Seattle, Washington 98121

SUPPLEMENT TO THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On February 5, 2024

On December 22, 2023, Aptevo Therapeutics Inc. (the “Company”) filed a definitive proxy statement (as amended by Amendment No. 1 filed on January 16, 2024, the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) relating to the Company’s special meeting of stockholders (the “Special Meeting”).

This Amendment No. 2 to the Proxy Statement (this “Amendment”) withdraws from stockholder consideration Proposal 3, a proposal to approve an amendment and restatement of the Company’s Amended and Restated 2018 Stock Incentive Plan to authorize an additional 11,300,000 new shares for issuance thereunder (“Proposal 3”).

This Amendment is being filed with the SEC and is being made available to stockholders on or about January 30, 2024.

The record date for the determination of stockholders who are entitled to notice of and to vote at the Special Meeting, and at any adjournment or postponement thereof, is the close of business on December 8, 2023, which is the same record date specified in the Proxy Statement.

The date and time of the Special Meeting remain February 5, 2024 at 10:00 AM, Pacific Time. As previously disclosed in the Proxy Statement, the Special Meeting will be held in a virtual meeting format only at www.virtualshareholdermeeting.com/APVO2024SM.

Except as specifically amended or supplemented by the information contained in this Amendment, all information set forth in the Proxy Statement remains accurate and should be considered in casting your vote by proxy at the Special Meeting. The Proxy Statement contains important additional information. This Amendment should be read in conjunction with the Proxy Statement.

Removal of Proposal 3 From Stockholder Consideration.

The Company has determined not to seek stockholder approval of Proposal 3. Proposal 3 is withdrawn and will not be considered or voted upon at the Special Meeting. All other proposals presented in the Proxy Statement remain on the agenda for the Special Meeting.

As a result of the removal of Proposal 3 from stockholder consideration at the Special Meeting, the Company notes the following important matters regarding voting:

•
the Company will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the removal of Proposal 3.
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Any proxy card or voting instructions received in the future for Proposals 1, 2 or 4 will be valid.
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Proxy cards or voting instructions received with direction on Proposal 3 will not be voted on Proposal 3. Proxy cards or voting instructions received and providing direction on the remaining proposals to be considered at the Special Meeting (i.e., Proposals 1, 2 and 4) will remain valid and will be voted on as directed.
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If you already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change votes previously cast on the remaining proposals.